Exhibit 10.34

Trenwick Group Ltd.                                               LOM Building
                                                                  27 Reid Street
                                                                  Hamilton HM11
                                                                  Bermuda

[TRENWICK LOGO]

March 25, 2003

Mr. W. Marston Becker
48 Ledyard Road
West Hartford, CT 06117-1708

                       Re: Amended and Restated Agreement

Dear Mr. Becker:

This amendment to your letter agreement (this "Agreement") will confirm the amended and restated understanding between Trenwick Group Ltd. (the "Company") and you, pursuant to which you have been engaged by the Company to provide services as its Acting Chairman of the Board of Directors and Acting Chief Executive Officer.

(1) You shall perform the duties and activities customarily associated with the Chairman and Chief Executive Officer of the Company and you shall have full authority to conduct the affairs of the Company during the term of this Agreement. Your duties shall include but not be limited to the ability to enter into contracts and other agreements binding the Company, hiring and dismissal of employees, engagement of independent contractors to work for the Company, and representation of the Company before regulatory authorities and rating agencies.

(2) The term of this Agreement and your engagement hereunder shall extend from August 15, 2002 through the earliest of (a) your death or disability, (b) the mutual agreement of you and the Company or (c) thirty calendar days following delivery of written notice of termination of this Agreement by you or the Company.

      Notwithstanding expiration or termination of this Agreement, it is agreed that the provisions concerning confidentiality (Section 6), indemnification (Sections 5 and 8), ownership of work product (Section 7), dispute resolution (Section 10) and the Company's obligations to pay fees and reimburse expenses earned or incurred prior to the termination of this Agreement (Section 3) shall survive any such expiration or termination.

(3)   As base compensation for the services hereunder, the Company will pay you,
      (a) for the period from August 15, 2002 through December 31, 2002, a monthly fee of $50,000, which shall be paid in arrears on or before the 15th calendar day of each month following the month in which such fee is earned and (b) commencing on and after January 1, 2003 until the date of termination of this Agreement, a monthly fee of $75,000, which shall be paid in advance at the beginning of each calendar month.

      In addition to the foregoing, the Company will pay you incentive compensation in accordance with the provisions of Schedule A which is attached hereto and is incorporated in all respects into and as part of this Agreement.

      The Company shall reimburse you monthly for your reasonable out-of-pocket expenses incurred or accrued during the period of or in connection with your engagement notwithstanding the termination of this Agreement. You shall report and account for your expenses monthly on the Company's standard expense account forms and be reimbursed by the Company within 30 calendar days of submission of such expense account forms to the Company.

(4) You shall not be entitled to any Company benefits or other benefits as may accrue to a full or part-time employee of the Company.

(5) In performing services and duties hereunder, you shall do so as an independent contractor and you are not, and are not to be deemed, an employee of the Company or any other person acting on behalf of the Company. You shall be responsible for meeting any legal requirements imposed on you or any person acting on your behalf as a result of this Agreement, including but not limited to the filing of income tax returns and the payment of taxes; and you agree to indemnify the Company for the failure to do so, if the Company is required to make any such payment otherwise due by you.

(6) To the extent that you obtain non-public information about the Company's or its affiliates' business practices and plans, including but not limited to, business strategies, marketing strategies, technical information, systems information, product development, service development and customers ("Confidential Information"), then all such Confidential Information disclosed to you shall be received by you in confidence for purposes of this Agreement. You shall not disclose, disseminate, publish, communicate or divulge any Confidential Information to anyone outside the Company, or to any employee of the Company not having reasonable need for access to such information, unless the Company expressly consents to such disclosure in writing or as may be required by law. You agree that all Confidential Information within your possession upon termination of this Agreement shall be returned promptly to the Company. You understand and agree that money damages will not be sufficient as a remedy for any breach of this Section and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach of this Section.

(7) All work product created by you on behalf of the Company during the term of this Agreement shall be the sole property of the Company, and you shall not have any license or other right, express or implied, to such work product.

(8) In consideration for your work on behalf of the Company and its subsidiaries, the Company and its subsidiaries shall indemnify and hold you harmless from and against any and all claims, damages or liabilities arising out of your engagement as Acting Chairman and Acting Chief Executive Officer, unless a judgment or other final adjudication establishes that your acts or omissions were in bad faith or involved


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

      intentional misconduct or a knowing violation of law. Costs and expenses (including attorney's fees) incurred by you in defending or investigating any action, suit, proceeding or investigation shall be paid by the Company, in advance of final disposition of such matter, upon receipt of your written undertaking to repay any such amounts if it is ultimately determined that you are not entitled to indemnification hereunder. The Company's subsidiaries shall also confirm their agreement to be jointly and severally liable to you for the obligations set forth in this paragraph 8.

(9) For the purposes of this Agreement, notices, demands and all other communications shall be in writing and shall be deemed to have been duly given when delivered to the recipient at one of the following addresses:

      If to you:

                  48 Ledyard Road
                  West Hartford, CT 06117

      If to the Company:

                  One Canterbury Green
                  Stamford, Connecticut 06901
                  Attention: General Counsel

      or to such other address as any party may have furnished to the other in writing.

(10) Except as otherwise set forth in Section 6 herein with respect to the Company's remedy for any breach of Section 6, all controversies, claims, or disputes arising out of or related to this Agreement, shall be settled by arbitration in the State of Connecticut, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. In the event that a court of competent jurisdiction determines that arbitration is not appropriate for the adjudication of any claim, you hereby waive your right to a jury trial.

      One arbitrator shall be chosen by you, the other by the Company, and an umpire shall be chosen by the two arbitrators, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party shall fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two arbitrators who shall in turn choose an umpire. If the two arbitrators fail to agree on the selection of an umpire within 30 days following their appointment, each arbitrator shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.

      Each party shall bear the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the umpire.


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

(11) If any provision of this Agreement shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

(12) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(13) This Agreement (including Schedule A hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto including, without limitation, the letter agreement of August 26, 2002 by and between you and the Company as amended by letter agreement dated December 31, 2002.

(14) Neither party to this Agreement can assign his or its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement.

(15) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflicts of law provisions thereof. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth the understanding and agreement between you and the Company, please sign and return one original executed copy of this Agreement.


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

                                   Trenwick Group Ltd.


                                   /s/ Clement S. Dwyer, Jr.
                                   --------------------------------------------
                                   By: Clement S. Dwyer, Jr.
                                       Chairman of the Compensation Committee

Confirmed and Agreed as of the date first written above:


/s/ W. Marston Becker
-------------------------------

W. Marston Becker


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

                                   Schedule A

1. Cash Incentive Bonus. Subject to the terms of this Agreement, the Company hereby agrees that you shall be granted a bonus in the aggregate amount of $600,000 (the "Cash Incentive Bonus"). The Cash Incentive Bonus shall be payable to you subject to and in accordance with the requirements of this Agreement.

2. Payment Dates. The Cash Incentive Bonus shall become payable in increments of (i) $200,000 on or before March 28, 2003 and (ii) $200,000 on each of June 30, and December 31, 2003. The Cash Incentive Bonus shall be payable only to the extent that you have not voluntarily terminated your engagement with the Company (other than to become an employee thereof) or been terminated for Cause (as defined herein) by the Company prior to the originally scheduled date of payment of the Cash Incentive Bonus. In the event there is a Change in Control (as defined herein) any portion of the Cash Incentive Bonus which has not yet been paid to you shall be due and payable to you on the date of such Change in Control, provided that you have not voluntarily terminated your engagement (other than to be come an employee thereof) or been terminated for Cause by the Company prior to the date of such Change in Control.

3. Change in Control. For purposes of this Schedule A, a "Change in Control" shall be deemed to have occurred upon the earliest to happen of the following:

(a) The acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") by any person or entity or any group of persons or entities who constitute a group (within the meaning of Rule 13d-3 of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, of any securities of the Company if, as a result of such acquisition, such person, entity or group either (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board;

(b) A change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors. A "Continuing Director" means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement, or (ii) was nominated and elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election; or

(c) The shareholders of the Company approve (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which


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

      would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or more transactions) of all or substantially all of the Company's assets.

      provided, however, that a "Change of Control" shall not be deemed to have occurred in the case of (a) or (b) above from the issuance of equity securities (or a right to receive such equity securities) to any class of debt or equity securities or other debt obligations of Group or any direct or indirect subsidiary thereof which are outstanding as of January 1, 2003, upon conversion thereof or in connection with any negotiated restructuring or other consensual modification, amendment or waiver of any of the terms of such securities or obligations.

4. Cause. For purposes of this Schedule A, "Cause" shall mean: (A) the commission by you of any felonious act or crime involving moral turpitude, dishonesty, theft or unethical business conduct, (B) the willful and continued failure of you (after not less than fifteen days notice to you by the Company of such failure and an opportunity to cure) to substantially perform your duties (other than as a result of incapacity due to physical or mental injury or illness) which duties you have been directed in writing to perform by the Board; (C) willful misconduct or gross negligence by you in the performance of your duties, or (D) willful failure by you to comply with the policies or procedures of the Company applicable to you. No action or failure to act by you shall be considered "willful" if it is done by you in good faith and with the reasonable belief that your actions or omissions are in the interests of the Company, or are consistent with your fiduciary or legal obligations, and are in compliance with applicable law and regulation.


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